News Release

Paxar Corporation	For additional information contact:
105 Corporate Park Drive White Plains, NY 10604	Bob Powers Vice President
914.697.6800	Investor Relations 914.697.6862

For Immediate Release
PAXAR Corporation REPORTS
Fourth quarter and year end 2004 results
- Record annual sales of $804 million
- Record annual earnings per share of $1.17

WHITE PLAINS, NY, February 16, 2005 - Paxar Corporation (NYSE: PXR) today reported sales of $207 million, net income of $12.7 million and earnings per share of $0.31 for the quarter ended December 31, 2004. In the fourth quarter of 2003, sales were $195 million, net income was $2.3 million and earnings per share were $0.06. The year-ago fourth quarter results included restructuring and other charges. Excluding these items, net income was $10.9 million and earnings per share were $0.28. (See attached 2003 Reconciliation of GAAP to Non-GAAP Measures.)

The Company indicated that sales in the fourth quarter of 2004 grew approximately 7% over the fourth quarter of 2003. Organic growth was 4% and foreign exchange added 3%. Excluding 2003 fourth quarter restructuring and other charges, net income grew 17% and earnings per share grew 11%.

For the year, Paxar reported sales of $804 million, net income of $47.4 million and earnings per share of $1.17. In 2003, sales were $712 million, net income was $14.6 million and earnings per share were $0.37. The 2003 results included restructuring and other charges. Excluding these items, net income was $30.8 million and earnings per share were $0.78. (See attached 2003 Reconciliation of GAAP to Non-GAAP Measures.)

Arthur Hershaft, Chairman and Chief Executive Officer, said, “The excellent fourth quarter results are an extension of the strong sales and earnings growth we have realized since the fourth quarter of 2003. The sales and earnings increases reflect solid growth in our markets and the strengthening of our position in those markets. This marks the fourth consecutive quarter that we exceeded comparable prior period operating margins.”

PAXAR - Page 2

Commenting on the year, Mr. Hershaft added, “2004 was an outstanding year for Paxar from virtually every perspective. We exceeded our goals resulting in record sales and earnings. Business activity was strong and we achieved excellent financial performance. With 2004, we experienced our first full year of implementing our back-to-basics approach to running the business, which focuses on the fundamental concepts most important to our success. We exit 2004 with a strong balance sheet and this positions us well to further expand our business and resume our pursuit of strategic acquisitions.”

Outlook for 2005

Mr. Hershaft concluded, “As we enter 2005 we are very excited about Paxar’s prospects. Our 2004 accomplishments established a solid foundation for this year. We will continue to expand our global footprint, to service our customers wherever they manufacture. We will continue to focus on providing our markets with innovative products, an important driver of Paxar’s success. In particular, we believe our achievements in the rapidly emerging field of RFID represent an enormous opportunity for the coming years. For 2005, we remain committed to increase shareholder value.”

For the first quarter, earnings per share are projected in the range of $0.22 to $0.25 on sales of $196 million to $201 million. For the year, we project earnings per share in the range of $1.23 to $1.35 on sales of $839 million to $859 million. The above financial outlook does not include the impact of the closing of the Hillsville, Virginia, plant that is projected in the range of $0.03 to $0.04 per share in the first quarter and $0.04 to $0.06 per share for the year. Additionally, the above outlook does not include any impact from the expensing of stock options, as will be required in 2005.

Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.

Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company’s businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as “project,” “anticipate” and “expect.” Affecting factors include general economic conditions, the performance of the Company’s operations within its prevailing business markets around the world, as well as other factors set forth in Paxar’s 2003 Annual Report on Form 10-K.

For more information on Paxar
call Investor Relations - 914.697.6862
or visit our Company’s Web site
www.paxar.com

PAXAR CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Sales	$207.4	$194.7	$804.4	$712.0
Cost of sales	127.1	123.4	492.7	444.9
Gross profit	80.3	71.3	311.7	267.1
Selling, general and administrative expenses	61.0	54.6	239.2	215.2
Integration/restructuring and other costs	-	9.6	-	20.4
Operating income	19.3	7.1	72.5	31.5
Interest expense, net	2.6	2.9	10.7	11.3
Income before taxes	16.7	4.2	61.8	20.2
Taxes on income	4.0	1.9	14.4	5.6
Net income	$12.7	$2.3	$47.4	$14.6

Basic earnings per share	$0.32	$0.06	$1.20	$0.37
Diluted earnings per share	$0.31	$0.06	$1.17	$0.37

Weighted average shares outstanding:
Basic	39.6	39.1	39.6	39.1
Diluted	41.1	39.6	40.6	39.5

Ratios
Gross margin	38.7%	36.6%	38.7%	37.5%
SG&A to sales	29.4%	28.0%	29.7%	30.2%
Operating margin	9.3%	3.6%	9.0%	4.4%
Net margin	6.1%	1.2%	5.9%	2.1%

Effective tax rate	24.0%	45.4%	23.3%	27.8%

PAXAR CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$92.0	$64.4
Accounts receivable	132.5	127.0
Inventories	101.3	94.1
Deferred income taxes	15.0	11.8
Other current assets	18.1	16.0
Total current assets	358.9	313.3

Property, plant and equipment, net	169.9	163.8
Goodwill and other intangible, net	220.5	213.6
Other assets	24.4	24.2
Total assets	$773.7	$714.9

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks	$3.9	$4.3
Accounts payable and accrued liabilities	116.6	103.1
Accrued taxes on income	11.2	11.8
Total current liabilities	131.7	119.2

Long-term debt	163.1	190.3
Deferred income taxes	21.8	11.9
Other liabilities	16.5	16.2
Shareholders' equity	440.6	377.3
Total liabilities and shareholders' equity	$773.7	$714.9

PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Paxar is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sales	$207.4	$194.7	$804.4	$712.0

Operating income as reported	$19.3	$7.1	$72.5	$31.5
Non-GAAP adjustments:
Integration/restructuring and other costs	-	9.6	-	20.4
Purchase accounting impact of recording
Alkahn Labels, Inc.'s inventories at
fair value	-	-	-	0.3
Non-GAAP operating income	$19.3	$16.7	$72.5	$52.2

Non-GAAP operating margin	9.3%	8.6%	9.0%	7.3%

Net income as reported	$12.7	$2.3	$47.4	$14.6
Non-GAAP adjustments, net of taxes:
Integration/restructuring and other costs	-	8.6	-	16.0
Purchase accounting impact of recording
Alkahn Labels, Inc.'s inventories at
fair value	-	-	-	0.2
Non-GAAP net income	$12.7	$10.9	$47.4	$30.8

Diluted earnings per share as reported	$0.31	$0.06	$1.17	$0.37
Non-GAAP adjustments, net of taxes:
Integration/restructuring and other costs	-	0.22	-	0.40
Purchase accounting impact of recording
Alkahn Labels, Inc.'s inventories at
fair value	-	-	-	0.01
Non-GAAP diluted earnings per share	$0.31	$0.28	$1.17	$0.78

Weighted average shares outstanding - diluted	41.1	39.6	40.6	39.5